Exhibit 99.1

Contacts: William R. Gargiulo, Jr. 231.526.1244 Michele Greco, CFO 312.595.9123

Michael Walton Retires From
The Female Health Company
Board of Directors

CHICAGO, September 10, 2013 - The Female Health Company (NASDAQ-CM: FHCO - News), which manufactures and markets the FC2 Female Condom, today announced that Michael R. Walton retired from its Board of Directors effective September 9, 2013.

Mr. Walton, 76, elected to retire to reduce his workload.  He has been a director for 14 years and a long time supporter and early investor in FHCO.

O.B. Parrish, Chairman and CEO of The Female Health Company said: “Mike’s participation on the Board and support over the years has contributed to the Company’s success.  I have enjoyed working with Mike, and we will all miss working with him as a Board member.”

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and approximately 143 other countries globally.  The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover the key aspects of FC2, including its overall design and manufacturing process.  The FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the fiscal year ended September 30, 2012.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and
http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.